Exhibit 17(C)(2)


                          MEMORANDUM OF UNDERSTANDING

         This MEMORANDUM OF UNDERSTANDING is entered into as of April 26, 1999 among the plaintiffs ("Plaintiffs") in the Actions (as defined herein), Swisher International Group Inc. ("Swisher"), the members of Swisher's Board of Directors (the "Swisher Board"), Hay Island Holding Corporation ("Hay Island") and SIGI Acquisition Corporation ("SIGI"), by their undersigned attorneys. Except as otherwise stated in this Memorandum of Understanding, capitalized terms herein have the meaning given them in the Agreement and Plan of Merger dated as of December 9, 1998 among Swisher, SIGI and Hay Island (the "Merger Agreement"}.

         WHEREAS, there are now pending six actions in the Court of Chancery of the State of Delaware (the "Court"), styled Ruthie Parnes v. Cynthia Z. Brighton, et al., Civil Action No. 16834NC; Ann Mark v. William Ziegler, III, et al., Civil Action No. 16839NC; John Michael Dawson v. Cynthia Z. Brighton, et al., Civil Action No. 16837NC; Harbor Finance Partners v. William Ziegler, III, et al., Civil Action No. 16838NC; Joseph Falzone v. Cynthia Z. Brighton, et al., Civil Action No. 16842NC; and Donald Seeth v. William Ziegler, III, et al., Civil Action No. 16861NC (collectively and, if hereafter consolidated, "the Actions"); and

         WHEREAS, the Actions were filed as putative class actions on behalf of a class of public holders of Swisher common stock (the "Class"), relating to the proposed merger (the "Transaction") of Swisher and SIGI, as set forth in the Merger Agreement; and

         WHEREAS, collectively the Actions name as defendants Swisher, the members of the Swisher Board and SIGI; and

         WHEREAS, the Actions seek declaratory and injunctive relief, monetary damages and/or rescission with respect to the Transaction based upon the allegation, inter alia,



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that the conduct of the members of the Swisher Board in connection with the
Transaction constitutes a breach of their fiduciary duties; and

         WHEREAS, the defendants deny that they have committed or have attempted to commit any violation of law or breach of duty, including breach of any duty to any Swisher shareholders, or have otherwise acted in any improper manner; and

         WHEREAS, following negotiations between the parties, counsel for the parties have reached an agreement in principle providing for the proposed settlement of the Actions on the terms and conditions set forth below (the "Settlement"); and

         WHEREAS, counsel for the plaintiffs believe that the proposed Settlement is in the best interests of the public shareholders of Swisher;

         NOW, THEREFORE, IT IS HEREBY AGREED IN PRINCIPLE AS FOLLOWS:

         1. Principal Terms of Settlement. Subject to the additional conditions, terms and limitations described herein, as a result of the bringing of the Actions, the parties agree in principle as follows:

              a. Swisher agrees that prior to dissemination to its shareholders of a proxy statement seeking shareholder approval of the Transaction (the "Proxy Statement"), it shall provide a non-public draft or drafts of such Proxy Statement to co-lead counsel for Plaintiffs for review and comment. Notwithstanding the foregoing, Plaintiffs recognize that Swisher shall be under no obligation to include comments provided by Plaintiffs' counsel in the Proxy Statement. Plaintiffs further agree that any drafts of the Proxy Statement received by Plaintiffs' counsel hereunder shall be used solely for the purposes described in this


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         subparagraph and for no other purpose, and shall be held strictly confidential and shall not be disclosed by Plaintiffs or Plaintiffs' counsel.

              b.(i) Prior to the dissemination to Swisher shareholders of the Proxy Statement, Swisher shall, to the extent not already in the possession of Plaintiffs' counsel, provide Plaintiffs' counsel Swisher's Annual Report on Form 10-K for the year ended December 31, 1998, together with preliminary summary information concerning Swisher's earnings for the quarter ended March 31, 1999 (the "Information"). Plaintiffs understand and agree that the Information is provided solely to enable Plaintiffs to form a belief as to the fairness of the Merger Consideration to the members of the Class as of the present time and for no other purpose, and the Information shall be held strictly confidential and shall not be disclosed by Plaintiffs or Plaintiffs' counsel except to a single independent expert retained or to be retained by Plaintiffs to assist Plaintiffs in evaluating fairness as aforesaid. The identity of Plaintiffs' independent expert shall be disclosed to Swisher at or before the time any Information is disclosed to such independent expert. Plaintiffs, Plaintiffs' counsel and such expert hereby covenant and agree that they will not, while in possession of such Information and for such time as such Information is not publicly available, trade in any securities of Swisher.

              (ii)(a) If Plaintiffs shall conclude, upon review of the Information, that the Merger Consideration is not fair to the members of the Class, then the settlement agreed to in principle herein shall he void and of no effect, and each party hereto shall immediately return all information (including the Information)


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         received from any other party and any copies, notes, extracts or other information derived therefrom to the party originally providing such information, and no parties hereto shall have any obligation to any other party hereto arising out of this Memorandum of Understanding except with respect to the agreements concerning confidentiality, non-disclosure, and securities trading contained herein.

              (b) If Plaintiffs shall conclude, upon review of the Information, that the Merger Consideration is fair, then that fact may, at Swisher's option, be disclosed in the Proxy Statement or any supplement thereto as Swisher shall in its sole discretion determine.

              c. Swisher, the Swisher Board, and SIGI agree that pending consideration of the settlement provided for herein by the Court and, if the Court shall approve the terms of the settlement provided for herein, thereafter they will not:

                 (i) prior to the earlier of effectiveness of the Transaction or termination thereof pursuant to the Merger Agreement, disband the Special Committee or restrict the current scope of its authority relating to the Transaction, or

                 (ii) for a period of twelve months following the date hereof, without consultation and negotiation with the Special Committee, cause Swisher to engage in any freeze-out merger other than the Transaction pursuant to which the shares of stock of Swisher held by the public are converted into cash without their consent; provided, however, that it is


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              expressly understood and agreed that the foregoing shall not be deemed to limit in any respect the right of Swisher, SIGI, Hay Island or any other person or entity to purchase shares of Swisher stock on the open market, in privately negotiated transactions, by tender offer or otherwise except as expressly restricted above.

         2. Stipulation of Settlement. The parties to the Actions will attempt in good faith to agree upon and execute an appropriate Stipulation of Settlement (the "Stipulation") and such other documentation as may be required in order to obtain Final Court Approval (as defined below) of the Settlement and the dismissal of the Actions upon the terms set forth in this Memorandum of Understanding (collectively, the "Settlement Documents"). The Stipulation will expressly provide, inter alia, for certification of a non-opt out settlement class pursuant to Delaware Court of Chancery Rules 23(b)(1) and (b)(2) of holders of Class A common stock of Swisher and their successors in interest and transferees, immediate and remote, from December 9, 1998 through and including the Effective Time (the "Class"); for entry of a judgment dismissing the Actions with prejudice; for a complete release and settlement of all claims, whether asserted directly, derivatively or otherwise, against defendants or any of their families, parent entities, affiliates, subsidiaries, predecessors, successors or assigns, and each and all of their respective past, present or future officers, directors, associates, stockholders, controlling persons, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates or administrators, which have been, or could have been, asserted relating to the Transaction, the actions of Swisher, the Swisher Board (including each member herein). Hay


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Island or SIGI relating to the Transaction, the related disclosure materials, disclosures, facts and allegations that are or could (insofar as such transactions, disclosures, facts and allegations relate to, or occurred in connection with, the subject matter of the Actions) be the subject of the Actions or of an action in any other forum; that defendants have denied and continue to deny that they have committed or attempted to commit any violations of law or breaches of duty of any kind; that defendants are entering into the Stipulation solely because the proposed Settlement as described above would eliminate the burden, risk and expense of further litigation, and is in the best interests of Swisher and all its shareholders; and that any of the defendants shall have the right to withdraw from the proposed Settlement in the event that
(x) any claims related to the Transactions or the subject matter of the Actions (whether direct, derivative or otherwise) are commenced against any person in any court prior to Final Court Approval of the Settlement, and such claims are not dismissed or stayed in contemplation of dismissal or (y) any of the additional conditions set forth in paragraph 5 below shall not have been satisfied. The parties agree to use their good faith efforts to obtain the dismissal or stay in contemplation of dismissal of any action covered by clause
(x) in the foregoing sentence and further agree that the defendants shall have the right to withdraw from this Memorandum of Understanding if such efforts do not result in the dismissal or stay in contemplation of dismissal of such an action.

         3. Notice and Court Approval. Subject to prior Court approval of the Stipulation and the form of the Settlement Documents, the parties to the respective Actions will present the Settlement Documents to the Delaware Court of Chancery for approval as soon as practicable following appropriate notice to the Swisher shareholders of the proposed Settlement with the named Plaintiffs and the shareholders of Swisher on whose behalf the Actions were brought of all claims asserted in the Actions, with no right to opt out of the Settlement and


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without costs to any party except as provided herein. Swisher shall disseminate the notice of proposed settlement approved by the Court to its shareholders and shall pay the costs and expenses related thereto. As used herein, "Final Court Approval" of the Settlement means that the Delaware Court of Chancery has entered an order approving the Settlement and that such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired. Plaintiffs' counsel intend to apply to the Delaware Court of Chancery for an award of attorneys' fees and reasonable out-of-pocket disbursements. Subject to the terms and conditions of this Memorandum of Understanding and the contemplated Stipulation of Settlement, Plaintiffs' counsel will apply for an award of fees and expenses in an aggregate amount not exceeding $350,000, which the defendants in the Actions will not oppose, to be paid by defendants within 10 days after Final Court Approval to Milberg Weiss Bershad Hynes & Lerach LLP, as receiving agent for Plaintiffs' counsel.

         4. Other Conditions. The consummation of the Settlement is subject to:
(a) the drafting and execution of the Settlement Documents and the other agreements necessary to effectuate the terms of the proposed Settlement; (b) the completion by Plaintiffs of appropriate discovery in the Actions reasonably satisfactory to Plaintiffs' counsel; and (c) Final Court Approval (as defined above) of the Settlement and dismissal of the Actions with prejudice and without awarding costs to any party, except as provided herein. This Memorandum of Understanding shall be null and void and of no force and effect if (i) any of these conditions all not met or (ii) Plaintiffs' counsel in the Actions determine that the Settlement is not fair and reasonable. In such event, this Memorandum of Understanding shall not be deemed to prejudice in any way the positions of the parties with respect to the Actions, shall be subject to Rule 408 of

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the Delaware Rules of Evidence, and shall not entitle any party to recovery any costs or expenses incurred in connection with the implementation of this Memorandum of Understanding.

         5. Interim Stay of the Actions. The parties to the Actions agree that except as expressly provided herein, the Actions shall be stayed pending submission of the proposed Settlement to the Court for its consideration. Plaintiffs' counsel agrees that the defendants' time to answer or otherwise respond to any complaint in the Actions is extended without date. Counsel shall enter into such documentation as shall be required to effectuate the foregoing agreements.

         6. Miscellaneous. (a) This Memorandum of Understanding may be executed in counterparts by any of the signatories hereto and as so executed shall constitute one agreement; (b) this Memorandum of Understanding and the Settlement contemplated by it shall be governed by and construed in accordance with the laws of the State of Delaware without regard to that State's rules concerning conflict of laws; (c) this Memorandum of Understanding shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns, subject to the conditions set forth herein; (d) Plaintiffs and their counsel represent and warrant that none of the claims or causes of action asserted in the Actions have been assigned, encumbered or in any manner transferred, in whole or in part; (e) except as provided herein, the defendants in the Actions shall bear no expenses, costs, damages or fees alleged or incurred by any named Plaintiff, any member of the Class or their respective attorneys, experts, advisors, agents or representatives; and (f) the provisions contained in this Memorandum of Understanding shall not be deemed a presumption, concession or admission by any defendant in the Actions of any breach of duty, liability, default or wrongdoing as to any facts or claims alleged or asserted in the Actions, or in any other actions or proceedings, and


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shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in the Actions or in any other action or proceeding of any nature whatsoever.





                                      /s/ Joseph A. Rosenthal
                                      -----------------------------------------
                                      Rosenthal, Monhait, Gross & Goddess, P.A.
                                      Suite 1401, Mellon Bank Center
                                      P.O. Box 1070
                                      Wilmington, DE 19899-1070
                                      (302) 656-4433
                                      Attorneys for Plaintiffs





                                      /s/ Samuel A. Nolen
                                      -----------------------------------------
                                      Richards, Layton & Finger, P.A.
                                      One Rodney Square
                                      P.O. Box 551
                                      Wilmington, DE 19899
                                      (302) 658-6541
                                      Attorneys for Defendants





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